As filed with the Securities and Exchange Commission on November 1, 2019.

Registration no. 333-174735
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HAWKINS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0771293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2381 Rosegate
Roseville, MN 55113
(Address of principal executive offices)

Hawkins, Inc. 2010 Omnibus Incentive Plan
(Full title of the plan(s))

Richard G. Erstad
Vice President, General Counsel and Secretary
Hawkins, Inc.
2381 Rosegate, Roseville, MN 55113
(Name and address of agent for service)

(612) 331-6910
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its registration statement on Form S-8 (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2011 (File No. 333-174735) with respect to shares of the Registrant’s common stock, par value $.05 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”). A total of 1,089,093 shares of Common Stock were registered under the Prior Registration Statement.
The Registrant has since adopted a new incentive plan, the Hawkins, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which replaces the 2010 Plan as of August 1, 2019 (the “Effective Date”), the date the Registrant’s shareholders approved the 2019 Plan. No future awards will be made under the 2010 Plan. The 615,060 shares of Common Stock that remained available for grant under the 2010 Plan as of the Effective Date are hereby deregistered under the Prior Registration Statement.
Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register up to 152,155 shares of Common Stock that were subject to outstanding awards under the 2010 Plan as of the Effective Date, which shares may become available for issuance under future awards under the 2019 Plan to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash. From time to time, the Registrant may file additional post-effective amendments to the Prior Registration Statement to deregister and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Roseville, Minnesota, on November 1, 2019.
Hawkins, Inc.

By	/s/ Patrick H. Hawkins
Patrick H. Hawkins
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below also constitutes and appoints Patrick H. Hawkins, Jeffrey P. Oldenkamp and Richard G. Erstad, or any of them, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution for and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2019:

Signature	Title
/s/ Patrick H. Hawkins	Chief Executive Officer, President and Director (Principal Executive Officer)
Patrick H. Hawkins
/s/ Jeffrey P. Oldenkamp	Chief Financial Officer, Vice President and Treasurer (Principal Financial and Accounting Officer)
Jeffrey P. Oldenkamp
/s/ John S. McKeon	Director and Chairman of the Board
John S. McKeon
/s/ James A. Faulconbridge	Director
James A. Faulconbridge
/s/ Duane M. Jergenson	Director
Duane M. Jergenson
/s/ Mary J. Schumacher	Director
Mary J. Schumacher
/s/ Daniel J. Stauber	Director
Daniel J. Stauber
/s/ James T. Thompson	Director
James T. Thompson
/s/ Jeffrey L. Wright	Director
Jeffrey L. Wright